UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2017

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY	12701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 31, 2017 (the “Commencement Date”), Montreign Operating Company, LLC (“Montreign”), an indirect, wholly-owned subsidiary of Empire Resorts, Inc. (“Empire” and, together with its subsidiaries, the “Company”) entered into a license agreement (the “License Agreement”) with RW Services Pte Ltd (“RWS”). Pursuant to the License Agreement, RWS granted Montreign the right to use (the “License”) certain “Genting” and “Resorts World” trademarks (the “Licensed Marks”) in connection with the development, marketing, sales, management and operation (the “Permitted Uses”) of the resort casino project (the “Casino”), entertainment village project (the “Entertainment Village”) and golf course project (the “Golf Course” and, together with the Casino and the Entertainment Village, the “Development Projects”) Montreign is developing at the site of a four-season destination resort in the Town of Thompson in Sullivan County, New York. The Company expects the name of the Casino (the “Casino Name”) to be “Resorts World” used in combination with additional words mutually agreed by Montreign and RWS.

The License is non-exclusive, non-transferable, revocable and limited. However, unlike the License generally, the right to use the Casino Name is exclusive to Montreign. In addition, the License may be assigned or sublicensed only in certain limited circumstances described in the License Agreement. Any use of the License for a purpose other than the Permitted Uses will require the prior written consent of RWS. However, Montreign may use the Casino Name in connection with online gaming without any further consent required from RWS.

The initial term of the License Agreement commences on the Commencement Date and will expire on December 31, 2027 (the “Initial License Term”). The Initial License Term shall be extended automatically for additional terms of twelve months each (each such extension, an “Extension Term”) up to a maximum of 39 Extension Terms (the Initial License Term and any Extension Term, collectively, the “License Term”), unless either of the parties provide notice to terminate the License Agreement. In the event the License Agreement is terminated, except in certain limited circumstances, the right to use the Licensed Marks shall continue for a transitional period of up to twelve months after the termination date, during which time the parties shall coordinate the cessation of use of the Licensed Marks and other intellectual property rights granted under the License Agreement.

In consideration of the rights and licenses granted by RWS to Montreign pursuant to the License Agreement, beginning on the date on which the Casino opens to the public (the “Effective Date”), Montreign shall pay to RWS a fee (the “License Fee”) equivalent to a percentage of Net Revenue (as such term is defined in the License Agreement) generated in each calendar year of the License Term from (i) all activity at the Casino, (ii) each specific use of the Licensed Marks in the Entertainment Village or Golf Course and (iii) each specific use of the Casino Name in connection with online gaming. The percentage of Net Revenue payable as the License Fee increases incrementally between the third year and sixth year of the License Term and thereafter remains stable for the duration of the License Term. The License Fee remains a low single digit percentage of Net Revenue during the entire License Term. There is no License Fee due for the period during the Commencement Date and the Effective Date during which time the Company will be engaged in pre-opening marketing activities.

During the term of the License Agreement, Montreign may participate in the Genting Rewards Alliance loyalty program (the “Alliance”), which would provide central marketing and cross-promotion opportunities for the Development Projects with other members of the Alliance. Montreign’s participation in the Alliance is subject to the provisions of a separate agreement, which is currently being negotiated by the parties.

The License Agreement may be terminated prior to the end of the License Term for a variety of reasons including upon the mutual written consent of both parties, by Montreign upon twelve months’ prior notice and automatically if RWS no longer has the right to license the Licensed Marks and other intellectual property rights granted in the License Agreement or if the Licensed Marks become expired or invalid. Both parties have a right to terminate the License Agreement if a material breach of the License Agreement is not cured within the applicable cure periods, if either party is directed by a governmental authority (including any gaming regulators) to cease business activities with the other party or if either party determines, in its respective sole and exclusive judgment, that the activities of the other party could cause or threatens to cause the denial, suspension or revocation of the gaming licenses held by the terminating party or any of their respective affiliates. RWS will have the right to terminate the License Agreement if it determines that any action or inaction by Montreign jeopardizes or threatens to materially jeopardize the standing of RWS in its presently or future-conducted business. Montreign will have a right to terminate the License Agreement if it determines that any action or inaction by RWS jeopardizes or threatens to materially jeopardize its obligations as a regulated gaming operator. Notwithstanding anything to the contrary in the Agreement, Montreign’s rights and obligations under the License Agreement are subject to and governed by the rules and regulations applicable to Montreign’s gaming operations at the Casino, as well as the fiduciary obligations of the boards of directors of Montreign and Empire, as well as the fiduciary obligations of the largest stockholder of Empire.

RWS is an affiliate of Tan Sri Lim Kok Thay. Mr. Lim is a beneficiary of and controls Kien Huat Realty III Limited, Empire’s largest stockholder.

A press release relating to the License Agreement is attached as Exhibit 99.1 hereto.

Item 9.01.	Exhibits

(d)	Exhibits.

Exhibit	Description

99.1	Press Release, dated April 6, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 6, 2017

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: Chief Executive Officer

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